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                                                                    EXHIBIT 23.2

         CONSENT OF KPMG LLP, INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Dallas Semiconductor Corporation:


     We consent to the incorporation by reference in the registration statement on Amendment No. 1 to Form S-4 of Maxim Integrated Products, Inc. of our report dated January 12, 2001 except for Note 7 which is as of January 28, 2001, with respect to the consolidated balance sheet of Dallas Semiconductor Corporation as of December 31, 2000, and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended, which report appears in the December 31, 2000 annual report on Form 10-K of Dallas Semiconductor Corporation, and to the references to our firm under the headings "Selected Historical Consolidated Financial Data of Dallas Semiconductor" and "Experts" in the prospectus.


                                          /s/ KPMG LLP

Dallas, Texas

March 5, 2001